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                                                                  EXHIBIT 10.145

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of November 1, 2002, is entered into by and among Associated Staffing Resources, Inc., a California corporation which is a wholly owned subsidiary of OptimumCare Corporation ("Buyer"), and Social Work Services, Inc., a California corporation ("Seller") and Kyle Menichetti Krogh, the owner of all of the capital stock of Seller ("Shareholder"). Certain capitalized terms used herein are defined in Section
10.13 hereof.

         A. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Assets (as defined in Section 1.1 below) of Seller used in the Seller's social worker staffing business (the "Business").

         B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the Assets and also to prescribe various conditions to such transaction.

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

         1. PURCHASE AND SALE OF ASSETS

                  1.1 Assets to be Acquired. Upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from Seller, at the Closing, the assets of Seller ("Assets"), wherever located and whether or not carried or reflected on the books and records of Seller, including, without limitation the following assets but not including the excluded assets set forth in Section 1.2 of this Agreement:

                           (a)      all prepayments, prepaid expenses and all
interests in insurance policies (including, without limitation, life insurance policies but specifically excluding any employee benefit plans maintained pursuant to insurance policies);

                           (b)      all equipment, fixtures, leasehold
improvements, trade fixtures, computers and related software and documentation, and other tangible personal property;

                           (c)      all furniture;

                           (d)      all office and production supplies, spare
parts, other miscellaneous supplies and other tangible property of any kind wherever located;

                           (e)      all of the proprietary and intellectual
rights (including, without limitation, the Proprietary Rights) and all of Seller's other intangible property;
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                           (f)      all rights and obligations under (i) the
Standard Multi-Tenant Office Lease - Gross dated May 25, 2001 for the real property located at 330 Main Street, Seal Beach, California (the "Real Property Lease"), (ii) the Equipment Lease Agreement dated June 6, 2001 for a Savin 9922 copier (the "Copier Lease"), and (iii) any agreements for the utilization or maintenance of telephone services or utilities services presently servicing the premises covered by the Real Property Lease (the "Utilities Contracts"), as described on the Disclosure Schedule attached hereto;

                           (g)      all rights and obligations under contracts,
agreements, licenses, leases (for both real and personal property), and other legally binding arrangements, whether oral or written, other than those described in 1.1 (f), that are listed or described on the Disclosure Schedule attached hereto and all rights under commitments and orders for services (including customers ("Facility Contracts"), professionals, advertising, maintenance and other incidental services) relating to the Business (collectively, the "Contracts"); provided that, rights and obligations under the Contracts shall be included in the Business Assets if and only if so elected by Buyer in its sole discretion which contracts shall be referred to as the "Assumed Contracts". Notwithstanding anything else set forth in this Agreement, the Assumed Contracts shall include the Facility Contracts, Real Property Lease, the Copier Lease and the Utilities Contracts.

                           (h)      all lists and records pertaining to
customers, employees, suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, pricing schedules, employee and contractor lists, manuals, correspondence, drawings and specifications, computer programs, software; telephone numbers; and business records of every kind and nature;

                           (i)      all creative materials (including, without
limitation, photographs, films, art work, color separations and the like), recruiting processes, advertising and promotional materials and all other printed or written materials;

                           (j)      all claims, refunds, credits, causes of
action, chooses in action, rights of recovery and rights of set-off of every kind and nature which arise following the Closing;

                           (k)      the right to use the name "Social Work
Services"; and

                           (l)      all goodwill as a going concern of Seller,
all goodwill associated with the items in clauses (e) and (i) above and all other intangible property of Seller, free and clear of all Liens.

                  1.2 Excluded Assets. Buyer has not agreed to purchase and will not acquire the assets of Seller listed on Exhibit 1.2 to this Agreement which shall be referred to as the "Excluded Assets".

                  1.3 No Liabilities Assumed. Except for the Assumed Contracts, Buyer has not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for the liabilities of Seller or any respective affiliates or associates, which liabilities will, as between Seller, on the one hand, and Buyer, on the other hand, remain the sole responsibility of, and will be satisfied by, Seller, including without limitation:

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                           (a)      any debt, liability or obligation of Seller
or any affiliates or associates, direct or indirect, known or unknown, fixed, contingent or otherwise, that (i) is unrelated to the Assets; or (ii) relates to the Assets and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date (as defined below), whether or not then known, due or payable;

                           (b)      any obligation for Taxes related to any of
the Assets for any tax period or portion thereof ending on or before the Effective Date (including the sales tax liability relating to or arising from the transfer of Assets) and any obligation for other Taxes of Seller; and

                           (c)      any debt, liability or obligation, direct or
indirect, known or unknown, fixed, contingent or otherwise, based upon or arising from any act, omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and relating to any employee benefit plan, policy, practice or agreement to which Seller is a party or under which Seller's employees or former employees is covered.

                  1.4 Purchase Price. Provided the contingent revenue goals are met, the total consideration to be paid by Buyer to Seller for the Assets (the "Purchase Price") will be two and one half (2 1/2) times the Weighted Average of the "Adjusted EBITDA". For purposes of this Agreement, Adjusted EBITDA will mean, for each of the three (3) periods identified below, the reported net income, plus the corresponding interest expense, finance charges, taxes, depreciation expense, amortization expense, auto expenses, mobile telephone and officer's salary.

                           (a)      The 2002 Annualised Adjusted EBITDA period
will be calculated through October 31, 2002, divided by ten (10) months and multiplied by twelve (12) months. For example, a $20,000 year to date Adjusted EBITDA as of October 31, 2002 would equate to a $24,000 annualised Adjusted EBITDA ($20,000 divided by 10 months equals $2,000, which multiplied by 12 equals an annualised Adjusted EBITDA of $24,000).

                           (b)      The 2001 Adjusted EBITDA will include the
twelve (12) months ended December 31, 2001.

                           (c)      The 2000 Adjusted EBITDA will include the
twelve (12) months ended December 31, 2000.

The Weighted Average of the Adjusted EBITDA for the 2002, 2001 and 2000 periods will be calculated by taking three (3) times the 2002 Annualised Adjusted EBITDA, plus two (2) times the 2001 Adjusted EBITDA, plus one (1) times the 2000 Adjusted EBITDA. The total of these three (3) amounts will then be divided by six (6) to determine the Weighted Average Adjusted EBITDA. The calculated amount of the Purchase Price will be set forth on the Purchase Price Calculation Schedule attached hereto as Exhibit 1.4 and initialled by Buyer and Seller on the Closing Date.

                  1.5 Payment of Purchase Price; Contingencies. Buyer will pay the Purchase Price to Seller as follows:

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                           (a)      Twenty-five percent (25%) of the Purchase
Price will be paid by Buyer to Seller or for the benefit of Seller in immediately available funds on the Closing Date.

                           (b)      Provided Revenues (as hereinafter defined)
for the six (6) full six month period ending on October 31, 2003 are no less than the Target Revenue Amount (as hereinafter defined), then twenty-five percent (25%) of the Purchase Price will be payable by Buyer to Seller on November 30, 2003. If Revenues for the specified period are less than the Target Revenue Amount, then twelve and one half percent (12 1/2%) of the Purchase Price will be payable by Buyer to Seller on or before November 30, 2003. For purposes of this Agreement, the term Target Revenue Amount shall mean forty-five percent (45%) of the 2002 Annualised Revenues. The Target Revenue Amount shall be set forth in Exhibit 1.4 and initialled by Buyer and Seller on the Closing Date. For purposes of this Agreement, the term 2002 Annualised Revenues shall mean Seller's Net Sales for the period from January 1, 2002 through October 31, 2002 multiplied by 1.2.

                           (c)      Provided Revenues for the six (6) full month
period ending on April 30, 2004 are no less than the Target Revenue Amount, then twenty-five percent (25%) of the Purchase Price will be payable by Buyer to Seller on May 31, 2004. If Revenues for the specified period are less than the Target Revenue Amount, then twelve and one half percent (12 1/2%) of the Purchase Price will be payable by Buyer to Seller on or before May 31, 2004.

                           (d)      Provided Revenues for the six (6) full month
period ending on October 31, 2004 are no less than the Target Revenue Amount (as hereinafter defined), then twenty-five percent (25%) of the Purchase Price will be payable by Buyer to Seller on November 30, 2004. If Revenues for the specified period are less than the Target Revenue Amount, then twelve and one half percent (12 1/2%) of the Purchase Price will be payable by Buyer to Seller on or before November 30, 2004.

For purposes of Section 1.5 of this Agreement, "Revenues" shall mean:

                                    (i)      one hundred percent (100%) of
post-Closing revenues from customers from which Seller has received revenues prior to the Effective Date but from which Buyer (or its predecessors) have not received revenue since January 1, 2001 ("Seller Customers"); plus

                                    (ii)     fifty percent (50%) of post-Closing
revenues from customers from which Seller and Buyer (or its predecessors) have received revenue since January 1, 2001 but for which neither Seller nor Buyer provided social work staffing on the Effective Date ("Joint Inactive Customers") as set forth on Exhibit 1.5; plus

                                    (iii)    for customers for which both Seller
and Buyer provided social work services on the Effective Date ("Joint Active Customers") as set forth on Exhibit 1.5, one hundred percent (100%) of post-Closing revenues generated by an employee of Seller transferred to Buyer from a customer for which that employee provided social work services on October 31, 2002 and for which that employee continues to provided social work services thereafter ("Joint Active Customers") as set forth on Exhibit 1.5; plus

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                                    (iv)     except as set forth in subparagraph
(iii), fifty percent (50%) of post-Closing revenues from Joint Active Customers; plus

                                    (v)      one hundred percent (100%) of
revenues from customers which have not previously been serviced by Seller which provide services other than in or through a hospital or medical clinic including but not limited to foster family services, alternative schooling services or residential treatment services.

Revenues shall be determined on an accrual basis but net of any discounts, allowances or uncollectible amounts. Any invoice which has not been paid within six (6) months following the invoice date shall be deemed uncollectible and shall be offset against revenues. Buyer shall provide detailed monthly reports of revenues to Shareholder reflecting the above breakdown and calculations within thirty (30) days following the end of each calendar month.

                  1.6 Allocation of Purchase Price. The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code. In making such allocation, the allocations set forth in
Exhibit 1.6 attached hereto will apply. In preparing Exhibit 1.6, Buyer and Seller have negotiated in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets; it being understood that such determination will be binding on Buyer only for the purposes of U.S. Federal, state and local taxation. Buyer will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

                  1.7 Closing. A closing (the "Closing") will be held on November 8, 2002 or at such other time as the parties may agree upon (the "Closing Date"); provided, in no event will the Closing occur later than November 30, 2002 (the "Termination Date"). The Closing will be held at Buyer's counsel's offices in Newport Beach, California or such other place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

                  1.8 Effective Date; Operation of Business After Effective Date. Buyer and Seller agree that the effective date of the purchase and sale of the Assets shall be November 1, 2001 at 12:01 a.m. ("Effective Date"). Buyer shall be treated as having acquired the Assets at midnight on the Effective Date and shall begin operating its business using the Assets for Buyer's benefit on the day following the Effective Date. Buyer shall be responsible for the payment of services performed by any social work employees of Seller after the Effective Date. Buyer shall be entitled to revenues generated by the Assets after the Effective Date.

                  1.9      Instruments of Transfer to Buyer.

                           (a)      At the Closing, Seller will deliver to Buyer
such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as will be required to vest in Buyer title to the Assets, including without limitation:

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                                    (i)      bills of sale executed by Seller
vesting in Buyer good and marketable title to all of the Assets as of the Closing Date;

                                    (ii)     appropriate endorsements and
assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets, if any, as of the Closing Date; and

                                    (iii)    all data maintained by Seller
relating to the Assets.

                           (b)      Seller will take all other actions necessary
to put Buyer in actual possession and operating control of the Assets as of the Closing Date.

         2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         Seller and Shareholder hereby, jointly and severally, represent and warrant to the Buyer as follows, which representations and warranties shall be true and correct as of the Effective Date and the Closing Date:

                  2.1 Disclosure Schedule. The disclosure schedule attached as Exhibit 2 hereto (the "Disclosure Schedule") is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any subsection of the Disclosure Schedule shall not constitute disclosure for purposes of any other subsection and other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

                  2.2 Organization, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with requisite power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Seller. The Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to do business and includes complete and correct copies of Seller's articles of incorporation and bylaws. Seller does not own or control any capital stock of any corporation or any interest in any partnership, limited liability company, joint venture or other entity.

                  2.3 Seller Authorization. Seller has all necessary power and authority to enter into this Agreement and all other documents executed and delivered in connection herewith, including but not limited to those instruments of transfer described in Section 1.9 (collectively, "Documents") and to carry out the transactions contemplated hereby (including, without

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limitation, the power to sell, transfer and convey the Assets). All action on the part of Seller and its shareholders necessary for the authorization, execution, delivery and performance of the each of the Documents has been taken and no further action or other authorization is required to consummate the transactions provided for in the Documents. When executed and delivered by Seller, the Documents shall constitute the valid and binding legal obligation of Seller enforceable in accordance with their respective terms subject to the laws on insolvency and equitable remedies.

                  2.4 Shareholder Authorization. Shareholder has all requisite power and authority to enter into this Agreement and the other documents contemplated hereby to which Shareholder is a party, and to perform Shareholder's obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which Shareholder is a party have been duly executed and delivered by Shareholder and constitute the valid and binding agreements of Shareholder, enforceable in accordance with their terms.

                  2.5 Capitalization. The Disclosure Schedule accurately sets forth the authorized and outstanding capital stock of Seller and the name and number of shares of capital stock held by each shareholder of Seller. All of the issued and outstanding shares of Seller's capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record by Shareholder. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller or Shareholder is a party or which are binding upon Seller or Shareholder providing for the issuance, disposition or acquisition of any of Seller's capital stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Seller. Seller is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                  2.6 Non-Contravention. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the certificate or articles of incorporation or bylaws of Seller; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Seller is a party or by which Seller or any of Seller's properties or assets is or may be bound or result in the creation or imposition of any pledges, liens, security interests, restrictions, claims or charges of any kind upon any property or assets of Seller under any debt, obligation, contract, agreement or commitment to which Seller is a party or by which Seller or any of Sellers' assets or properties are bound; or (iii) violate any Law of any Authority.

                  2.7 Consents and Approvals. Except as set forth in the Disclosure Schedule, no Consent from any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated herein except for Consents that shall be

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obtained by Seller on or prior to Closing, except for consent to the assignment of the Real Property Lease and the Capital Copier Lease, which Seller shall not be required to obtain.

                  2.8      Assets. Except as set forth in the Disclosure
Schedule,

                           (a)      Seller has good and marketable title to all
of the Assets, free and clear of any Lien, other than Liens for current taxes not yet due and payable and Liens that Seller shall obtain the release of on or prior to Closing.

                           (b)      Seller has full right and power to, and at
the Closing will, deliver to Buyer good title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

                           (c)      The machinery, equipment and other personal
property used by Seller in the Business are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

                           (d)      The Assets constitute all of the property
and assets, real, personal and mixed, tangible and intangible, presently used to carry on the Business, and the Assets are adequate to carry on the Business as presently conducted.

                           (e)      Seller owns no real properties.

                           (f)      Seller is not a foreign person and is not
controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

                  2.9      Receivables and Payables.

                           (a)      The Disclosure Schedule contains a listing
of all of the account receivables and note receivables, if any, of the Seller (the "Receivables"). Although Buyer is not acquiring the Receivable, Buyer may collect the Receivables for the benefit of Seller.

                           (b)      The Disclosure Schedule contains a listing
of all trade accounts payable and notes payable of Seller. Except as set forth in the Disclosure Schedule, no such account payable or note payable is delinquent by more than 30 days in its payment. Seller will retain the obligation to pay all trade accounts payable and notes payable and shall pay them in the ordinary course.

                  2.10      Contracts and Commitments; No Default.

                           (a)      The Disclosure Schedule contains an accurate
and complete list and brief description of:

                                    (i)      All real property owned by Seller
included in the Assets or in which Seller has a leasehold or other interest and which is included in the Assets or which is used by Seller in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned,

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sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                                    (ii)     All machinery, tools, equipment and
other tangible personal property (other than inventory and supplies), owned, leased or used by Seller and included in the Assets. Seller has provided Buyer with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                                    (iii)    All contracts, agreements and
commitments, whether or not fully performed, in respect of the issuance, sale or transfer of capital stock of Seller or pursuant to which Seller has acquired any substantial portion of its business or assets.

                                    (iv)     All contracts, agreements,
commitments or understandings that restrict Seller from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                                    (v)      All purchase or sale contracts or
agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $2,500 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other liability at or any time after the Closing.

                                    (vi)     The names and current annual salary
rates of all employees of and consultants to Seller, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 2001.

                                    (vii)    All employment and consulting
agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation and other bonus practices, to which Seller is a party or is bound or which relates to the operation of the Business.

                           (b)      The Assumed Contracts shall be listed on
Exhibit 2.10 (b). The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights and principles of equity, and are in full force and effect. In the event assignment of the Assumed Contracts requires the consent of the other parties to the Assumed Contracts, Buyer will assist Seller in obtaining the required consent or obtaining a replacement contract in a manner in which Buyer will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, Seller is not in material breach, violation or default, however defined, in the performance of any of its obligations under any

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Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. None of the Assumed Contracts is, either when considered singly or in the aggregate with others, materially adverse, unduly burdensome, or onerous to the Seller's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to Buyer and identified with a reference to this Section of this Agreement.

                  2.11 Proprietary Rights. All patented and registered Proprietary Rights owned by Seller and all pending patent applications and applications for the registration of other Proprietary Rights owned by Seller are listed in the Disclosure Schedule. The Disclosure Schedule also contains a complete and accurate list of all trade names and unregistered trademarks and service marks owned by Seller; all computer software owned and/or used by Seller and all licenses granted by Seller to any third party with respect to Proprietary Rights and all such licenses granted by any third party to Seller. Seller has delivered to Buyer correct and complete copies of all documents embodying such licenses. Except as set forth in the Disclosure Schedule, (A) Seller owns and possess all rights, title and interest in and to, or has a valid and enforceable written license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted; (B) Seller is not in breach of any license or other grant of rights with respect to Proprietary Rights; (C) Seller has received no written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by Seller; (D) Seller has not received any information as to any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights of Seller, nor has Seller received any claims alleging infringement or misappropriation, or other conflict with, any Proprietary Rights of any third party; (E) Seller has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party, nor will continued conduct of the Business as currently conducted or as proposed to be conducted infringe, misappropriate or otherwise conflict with the Proprietary Rights of any third party; and (F) all Proprietary Rights owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. The Proprietary Rights comprise all of the proprietary or intellectual property rights used in the operation of the Business as currently conducted and as proposed to be conducted. The Proprietary Rights owned or used by Seller immediately prior to the Closing hereunder will be transferred to Buyer for use on identical terms and conditions immediately subsequent to the Closing hereunder.

                  2.12 Financial Statements. Except as set forth in the Disclosure Schedules, Seller's balance sheets as of December 31, 2001 and 2000 and October 31, 2002 and statements of income for the years ended December 31, 2001 and 2000 and the ten months ended October 31, 2002, attached as Exhibit
2.12 (collectively the "Financial Statements") (i) are in accordance with the books and records of Seller; and (ii) are true, complete and accurate in all material respects and fairly present the financial position of Seller as of the respective dates thereof, and the income or loss for the periods then ended. The balance sheet as of October 31, 2002 is

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hereinafter referred to as the "Most Recent Balance Sheet" and the statement of income for the period ending October, 2002 is hereinafter referred to as the "Most Recent Income Statement".

                  2.13 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected and reserved against in the Most Recent Balance Sheet,
(ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate, Seller does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

                  2.14 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, Seller has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, as of the Closing Date, except as set forth on the Disclosure Schedule:

                           (a)     Seller has not experienced any change which
has had a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

                           (b)     Seller has not suffered any loss, damage,
destruction of property or assets or other casualty to property or assets (whether or not covered by insurance) which reasonably could be expected to result in a Material Adverse Effect; and

                           (c)     Seller has not suffered any loss of
employees, independent contractors or customers which reasonably could be expected to result in a Material Adverse Effect on Seller.

                  2.15 Litigation. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened by or against or involving Assets, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

                  2.16 Benefit Plans. Except as set forth in the Disclosure Schedule, neither Seller nor any affiliate of Seller sponsors, maintains, contributes to or is required to contribute to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There are no facts or circumstances which could, directly or indirectly, subject Buyer or any of its affiliates to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by Seller or any affiliate, to which Seller or any affiliate is a party or with respect to which Seller or any affiliate could have any liability.

                  2.17 Labor Matters. Except as set forth in the Disclosure Schedule,

                           (a)     Seller is and has been in compliance in all
material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                           (b)     there is no unfair labor practice complaint
against Seller pending or threatened before the National Labor Relations Board or any other comparable Authority;

                           (c)     Seller is not delinquent in payments to any
persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and

                           (d)     Neither Buyer nor any subsidiary or affiliate
of Buyer will, by reason of the termination of the employment of any person by Seller prior to or as of the Effective Date, on or after the Closing Date be liable to any of such persons for so-called "severance pay" or any other payments.

                  2.18 Tax Matters. Except as set forth in the Disclosure Schedule,

                           (a)     Seller shall be responsible for and shall pay
all Taxes attributable to or arising from the business and operations of Seller and shall be responsible for its own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

                           (b)     There have been properly completed and duly
filed on a timely basis (subject to any valid extensions filed by Seller) and in form that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof by Seller with respect to Taxes of Seller (or relating to the business and operation of Seller). As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of Seller or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by Seller for any period. Any Tax Returns filed after the date hereof, but including periods through the Closing Date, will conform with the provisions of this subsection 2.14(b).

                           (c)     With respect to all amounts of Taxes imposed
upon Seller, or for which Seller is or could be liable with respect to all taxable periods or portions of periods ending on or before or including the Closing Date, all applicable Tax Laws have been or will be complied with, in all material respects and all such amounts of Taxes required to be paid by Seller on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of Seller. Seller has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

                           (d)     For purposes of computing Taxes and the
filing of Tax Returns, Seller has not failed to treat as "employees" any individual providing services to Seller who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

                  2.19 Compliance with Law. Except as set forth in the Disclosure Schedule, Seller is not currently failing to materially comply with any applicable Laws relating to the Assets or the operation of the Assets, including without limitation, any import, export and immigration laws. There are no proceedings and no proceedings are pending or to Seller's knowledge threatened, nor has Seller received any written notice regarding any violation of any Law by Seller, including, without limitation, any requirement of any Authority, relating to the Assets.

                  2.20 Environmental and Safety Matters. Neither Seller, any subsidiary or former subsidiary of Seller, nor, to the best of Seller's knowledge, any previous owner, tenant, occupant or user of any property owned or leased by or to Seller or by or to any subsidiary or former subsidiary (the "Properties") contain any: (i) asbestos (other than asbestos contained in floor tile) or (ii) equipment using PCBs. No claims or settlements relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of Seller, been threatened by any third party, including any Authority, nor, to the knowledge of Seller, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim") against Company or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon.

                  2.21 Insurance. The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Seller, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

                  2.22 Affiliate Transactions. Except as set forth in the Disclosure Schedule, no officer, director, stockholder or employee of Seller or any person related by blood or marriage to any such person in which any such person owns any beneficial interest (collectively, "Insiders"), is a party to any agreement, contract, commitment or transaction with Seller or which pertains to

Seller or has any interest in any property, whether real, personal or mixed, or tangible or intangible, relating to Seller or the Business.

                  2.23 Business Generally. Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Seller which, as it relates directly to the business of Seller, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  2.24 Brokers. Neither Seller nor any of its directors, officers or employees has employed any other broker, finder, or financial advisor or incurred any liability for any other brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Seller for any such fee or commission to be claimed by any other person or entity.

                  2.25 Accuracy of Information. No representation or warranty made by Seller in this Agreement or in any of the Documents contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any other Document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         3. Representations and Warranties of Buyer

         Buyer represents and warrants to Seller as follows:

                  3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  3.2 Authorization. Buyer has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Buyer has taken all action required by Law, its article of incorporation or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the member of the Buyer is required. This Agreement is the valid and binding legal obligation of the Buyer enforceable against the Buyer in accordance with its terms subject to the laws on insolvency and equitable remedies.

                  3.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of Buyer; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any Lien, except Permitted Liens, upon any property or assets of Buyer under any debt, obligation, contract, agreement or commitment to which Buyer is a party or by which the Buyer or any of its respective assets or properties is or may be bound; or (iii) violate any Law.

                  3.4 Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Buyer taken as a whole.

         4. COVENANTS OF THE PARTIES

                  4.1 Conduct of Business. Prior to the Closing, except as otherwise expressly provided herein, Seller will:

                           (a)      conduct the Business (including, without
limitation, its cash management practices, the collection of receivables, payment of payables and commitment to capital expenditures) only in the usual and ordinary course of business in accordance with past custom and practice and keep its organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present contracts and relationships with lessors, licensors and customers;

                           (b)      use its best efforts to preserve present
business relationships with all material customers of Seller, to the extent such relationships are beneficial to the Business;

                           (c)      maintain its books, accounts and records in
accordance with past custom and practice as used in the preparation of the Financial Statements;

                           (d)      maintain in full force and effect the
existence of all Proprietary Rights;

                           (e)      encourage Seller's professionals and other
employees to continue their employment with Seller before the Effective Date and with Buyer after the Effective Date and the Closing;

                           (f)      comply with all legal requirements and
contractual obligations applicable to the operations of the Business and pay all applicable Taxes;

                           (g)      promptly inform Buyer in writing of any
variances from the representations and warranties contained anywhere in this Agreement or any breach of any covenant hereunder by any of Seller of Shareholder;

                           (h)      cooperate with Buyer and use best efforts to
cause the conditions to Buyer's obligation to close to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement; and

                           (i)      use its best efforts to support Buyer's
efforts to retain the Business' professionals and customers including, without limitation, requiring its directors, officers and key employees to attend meetings and participate in discussions with Buyer and the Business' customers to retain such customers and professionals.

                  4.2 Negative Covenants of Seller and Shareholders. Prior to the Closing, without Buyer's prior written consent, the Shareholder will not permit Seller to, and Seller will not:

                           (a)      sell, lease, license or otherwise dispose
of any interest in any of the Assets, other than in the ordinary course of business consistent with past practice, or permit, allow or suffer any of the Assets to be subjected to any Lien;

                           (b)      terminate or modify any of the Assumed
Contracts or any other material contract or any government license, permit or other authorization, outside the ordinary course of business;

                           (c)      enter into any new, or amend any existing,
material contracts, agreements or commitments, outside the ordinary course of business;

                           (d)      institute any material change in the conduct
of its business, or any change in its methods of purchase, sale, lease, management, marketing, operation or accounting; or

                           (e)      take or omit to take any action, outside the
ordinary course of business, which could be reasonably anticipated to cause a material adverse change prior to Closing in the Business, Assets or financial condition of Seller.

                  4.3 Full Access to Assets. Throughout the period prior to the Closing, Seller will afford to Buyer and officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the Assets and the books and records of Seller pertaining to the Assets in order that Buyer may have full opportunity to make such investigations as it desires to make. Any investigation by Buyer shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Seller herein.

                  4.4 No Solicitation of Alternate Transaction. Prior to the Closing or termination of this Agreement, Seller, its directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of Seller, its assets or business, in whole or in part.

                  4.5 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

                  4.6 Payment of Sales Tax. Seller shall be responsible for payment of all sales Taxes due with respect to the sale of the Assets pursuant to this Agreement.

                  4.7      Further Assurances; Cooperation; Notification.

                           (a)      Each party hereto will, before, at and after
Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to the Assets without further cost or expense to the Seller.

                           (b)      At all times from the date hereof until the
Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

                  4.8 Disclosure of Developments. During the period prior to Closing, Seller will promptly notify the Buyer of any event or development which, if existing or occurring at or prior to the date of this Agreement, which is necessary to correct any representation and warranty of Seller which has been rendered inaccurate by reason of such event or development.

                  4.9 Press Releases and Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact proposed wording of any such announcement.

                  4.10     Employee and Related Matters.

                           (a)      Buyer will have the obligation to employ or
offer employment to each employee of Seller at each employee's current salary or pay rate on an at-will basis only in connection with the transactions contemplated hereby. Seller hereby authorizes Buyer to enter into discussions with any of its employees concerning the future employment of such individual by Buyer; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by Seller to the employees of Seller of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of Seller. The terms and conditions of such employment will be established by Buyer in its sole discretion.

                           (b)      Buyer will not be obligated under, and
hereby specifically disclaims any assumption or liability with respect to, any pension plan, welfare plan or compensation plan. Seller will indemnify, defend and hold harmless Buyer and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage.

                           (c)      Buyer shall have no liability whatsoever and
Seller shall retain, bear and discharge all liabilities and obligations (whether absolute, contingent or otherwise) relating to workers' compensation claims made by (i) any employee filed or presented before the Effective Date, (ii) any employee filed or presented before or after the Closing Date but relating to claims and/or injuries first arising before the Effective Date and (iii) any employee or former employee of Seller who does not become an employee of Buyer.

                  4.11 Seller's Name. Seller agrees that, on or before ninety (90) days following the Closing Date, it will take all action required to change its name to one that does not include the words "Social Work Services."

                  4.12 Additional Post-Closing Obligations of the Seller. Effective as of the Closing, Seller appoints Buyer and its successor and assigns, the true and lawful attorney or attorneys of Seller, with full power of substitution, in the name of Seller but on behalf and for the benefit of and at the expense of Buyer:

                           (a)     to collect in the name of Seller for the
account of Buyer items included in the Assets, if any, to be sold and transferred to Buyer as provided herein;

                           (b)     to institute and prosecute, in the name of
Seller or otherwise, all proceedings which Buyer may deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind included in the Assets;

                           (c)     to defend and compromise any and all actions,
suits or proceedings in respect of the Assets to the extent liability therefore has been assumed by Buyer hereunder; and

                           (d)     to do all such acts and things in relation to
the foregoing as is reasonably necessary to exercise such powers, as Buyer may deem advisable.

The foregoing power is coupled with an interest and will be irrevocable by Seller or by its dissolution in any manner or for any reason. Buyer will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and Seller will pay to Buyer, when received, any amounts which will be received by Seller in respect of any assets or properties related to the Assets.

         5. CONDITIONS TO THE BUYER'S OBLIGATIONS

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Buyer to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  5.1 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of such time, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

                  5.2 Performance. Seller will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

                  5.3 Required Approvals and Consents. All action required by Law and otherwise to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken. All Consents of or from all Authorities required hereunder, if any, to consummate the transactions contemplated herein, other than Consent to the assignment of the Real Property Lease, Copier Lease or Utilities Contracts, will have been delivered, made or obtained, and the Buyer will have received copies thereof.

                  5.4 Adverse Changes. No change shall have occurred in the Assets or the Business which shall have a Material Adverse Effect on the Assets or the Business.

                  5.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the Assets.

                  5.6 Legislation. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

                  5.7 Acceptance by Buyer. The form and substance of all documents to be delivered at Closing hereunder will be reasonably acceptable to Buyer.

                  5.8 Certificates. Buyer will have received such certificates of Seller, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by Buyer.

                  5.9 Board Resolutions. Buyer will have received certified copies of the resolutions of Seller's board of directors and shareholders approving the transactions contemplated by this Agreement.

                  5.10 Due Diligence. Buyer will have received all information reasonable requested by it pursuant to Section 4.3 of this Agreement.

                  5.11 Appropriate Documentation. Buyer shall have received, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, all bills of sale, deeds, assignments and other conveyance and transfer documentation consistent with the negotiated provisions of this Agreement and necessary to vest title in the Assets to Buyer.

                  5.12 Non-Compete Agreement. Buyer and Shareholder shall have entered into the Non-Compete Agreement in the form of Exhibit 5.12 to this Agreement.

                  5.13 Employment Agreement. Buyer and Shareholder shall have entered into the Employment Agreement in the form of Exhibit 5.13 to this Agreement.

         6. CONDITIONS TO OBLIGATIONS OF SELLER

         Notwithstanding anything in this Agreement to the contrary, the obligations of Seller to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  6.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

                  6.2 Performance. Buyer will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                  6.3 Approvals. All action required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  6.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby.

                  6.5 Acceptance by Seller. The form and substance of all documents to be delivered to Seller at Closing hereunder will be reasonably acceptable to Seller and its legal counsel.

                  6.6 Certificates. Buyer will have furnished to Seller such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Seller may reasonably request.

                  6.7 Payment of Purchase Price. Buyer shall have delivered the portion of the Purchase Price to be payable on the Closing Date as follows:
(i) first, in the amount necessary to pay off Seller's line of credit (Loan No. 90-10-2702-3) with Farmer's and Merchant's Bank and to obtain the release of the bank's security interest in certain of the Assets and (ii) then, balance to Seller.

         7. TERMINATION AND ABANDONMENT

                  7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of Seller and Buyer.

                  7.2 Termination by Either Seller or Buyer. This Agreement may be terminated by either Seller or Buyer if:

                           (a)      the Closing has not been consummated by
5:00 p.m. (Pacific Time) on November 15, 2002 (provided that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date), or

                           (b)      any court of competent jurisdiction in the
United States or some other governmental body or regulatory authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to Buyer and such order, decree, ruling or other action will have become final and nonappealable.

                  7.3 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Seller or Buyer pursuant to this Article 7, written notice must be given to the other party and this Agreement will terminate (other than Sections 4.7, 10.2 and 10.9) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                           (a)      Upon request therefore, each of the parties
hereto will redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                           (b)      No party will have any further obligation to
the other party to this Agreement pursuant to this Agreement except for liability of any breach of this Agreement; and

                           (c)      All filings, applications and other
submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

                  7.4 Termination After Effective Date. In the event this Agreement is terminated following the Effective Date, Buyer shall cease using the Assets of Seller and shall cooperate with Seller in re-transferring any social work employees of Seller to Seller.

         8. SURVIVAL; INDEMNIFICATION; RELEASE

                  8.1 Survival of Representations, Warranties and Covenants; Investigation. All representations, warranties and covenants of the parties contained in this Agreement will survive the Closing Date without limitation as to time. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

                  8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding claims for consequential damages, lost profits or punitive damages) or reasonable expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation) whether or not involving a third-party claim (collectively as "Seller's Loss" or "Seller's Losses") to which Seller may suffer or incur, directly or indirectly, as a result from or in connection with:

                           (a)      any untrue representation of, or breach of
warranty by, Buyer in any part of this Agreement;

                           (b)      the breach of or nonfulfillment of any
covenant, agreement or undertaking of Buyer in this Agreement; and

                           (c)      the use of the Assets after the Effective
Date.

                  8.3 Indemnification by Seller. Seller agrees to indemnify Buyer and its subsidiaries and affiliates and each of their respective shareholders, officers and directors (collectively the "Buyer Indemnified Parties") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by Buyer as opposed to consequential damages, lost profits or punitive damages paid by Buyer to a third party), or reasonable expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation), whether or not involving a third-party claim (herein referred to collectively as "Buyer's Losses" or individually as a "Buyer's Loss") to which the Buyer Indemnified Parties may suffer or incur, directly or indirectly, as a result from or in connection with:

                           (a)      any untrue representation of or breach of
warranty, by Seller in any part of this Agreement;

                           (b)      the breach of or nonfulfillment of any
covenant, agreement or undertaking of Seller in this Agreement; and

                           (c)      the use of the Assets on or before the
Effective Date.

Notwithstanding the foregoing, Seller's obligations pursuant to this Agreement, including but not limited to Section 8.3, will be limited to the amount, if any, which Seller receives from Buyer pursuant to Section 1.5(b) through (d) of this Agreement.

                  8.4 Right of Set-Off. Upon at least ten (10) business days prior written notice to the Seller, specifying in reasonable detail the basis therefore, Buyer may set-off any amount to which it may be entitled under this Article 8 against the payments to be made by Buyer of the Purchase Price payable to Seller pursuant to Section 1.5(b) though (d) of this Agreement. The exercise of such right of set-off by Buyer shall not constitute an event of default or a breach under this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If Seller objects to the set off by written notice to Buyer prior to the payment date, Buyer shall place the amount in dispute in escrow with a mutually acceptable escrow agent. Such amount may be withdrawn only upon mutual written agreement of the parties or pursuant to an award of the arbitral tribunal in accordance with Section 10.8.

                  8.5      Claims for Indemnification.

                           (a)      General. The parties intend that all
indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party") and prior to the expiration of the applicable representation, warranty or covenant. Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim (the "Notice"). The failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby, such delay shall not modify the time requirements for the filing of a claim as set forth in
Section 9.1. For purposes of this Agreement, the date which is three business days after the Notice is first mailed or otherwise released for dispatch to the Indemnifying Party is hereinafter referred to as the "Notice Delivery Date."

                           (b)      Claims by Third Parties. With respect to
claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                                    (i)      the Indemnified Party shall be
entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                                    (ii)     no Indemnifying Party shall
consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

                                    (iii)    if the Indemnifying Party does not
assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after the Notice Delivery Date, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 9; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim and provided that Indemnified Party shall not be entitled without the prior written consent of the Indemnifying Party to enter into a consent or settlement if injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

                           (c)      Remedies Cumulative. The remedies provided
herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

                           (d)      Payment of Buyer's Losses. Subject to the
limitations described above, all Buyer's Losses hereunder shall be paid on a dollar for dollar basis.

         9. SELLER'S ACCOUNT RECEIVABLES

                  Seller shall notify Buyer of all payments received by Seller after the Closing Date from any third party in connection with or arising out of any of the Receivables. All payments received by Buyer after the Closing Date from any third party in connection with or arising out of any of the Receivables shall be held by Buyer in trust for the benefit of Seller. Promptly following receipt by Buyer of such a payment, Buyer shall deposit said payment and pay, or cause to be paid, over to Seller, the amount of such payment or reimbursement without right of setoff. In the event a payment is received which does not specify whether it is applicable to an invoice for Receivables or for receivables generated by Buyer following the Effective Date, Buyer shall first apply the payment to any unpaid Receivables of the payor.

         10. MISCELLANEOUS PROVISIONS

                  10.1 Expenses. Buyer and Seller will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

                  10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

                  10.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

                  10.4 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

                  10.5 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

                  if to Seller:

                           Kyle Menichetti Krogh
                           4430 Pennsylvania Avenue
                           Fair Oaks, CA 95628

                           facsimile

or to such other person or address as Seller furnishes to the Buyer in writing in accordance with this subsection.

                  If to Buyer:

                           Associated Staffing Resources
                           c/o OptimumCare Corporation
                           5850 Hannum Avenue
                           Culver City, CA 90230
                           Attn: Chief Executive Officer
                           Facsimile (310) 410-5148

or to such other person or address as Buyer furnishes to the other parties hereto in writing in accordance with this subsection.

                  10.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Buyer may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Buyer.

                  10.7 Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

                  10.8     Arbitration.

                           (a)     The parties agree that any dispute arising
out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by Section 10.12 (a "Dispute") will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "Mediation Deadline") will be settled by binding arbitration in Los Angeles, California by a panel of three (3) arbitrators, selected in accordance with subsection (b) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "American Arbitration Rules"). The arbitrators in any such arbitration will have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, as limited by this Agreement, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of California for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 10.5.

                           (b)     Within twenty (20) days of the Mediation
Deadline, Buyer will nominate one arbitrator and Seller will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

                  10.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  10.11 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

                  10.12 Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

                  10.13 Certain Definitions. For purposes of this Agreement, the term:

                           (a)     "Authority" or "Authorities" means any
foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

                           (b)     "Consent" means any consent, approval, order
or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Authority.

                           (c)     "Environmental and Occupational Safety and
Health Law" means any common law or duty, case law or other law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards.

                           (d)     "Environmentally Regulated Materials" means
any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

                           (e)     "Laws" means any statute, treaty, law,
judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters.

                           (f)     "Liens" means any mortgage, pledge, lien,
security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record).

                           (g)     "Material Adverse Effect" means an individual
or cumulative material adverse change in the Assets or the value of the Assets or effect on the business, customers, customer relations, operations or properties of Company which is reasonably expected to be materially adverse to the business, financial condition or assets of Company or would prevent Company or Seller from consummating the transactions contemplated hereby.

                           (h)     "Proprietary Rights" shall mean all patents,
patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, know-how, technology, research information, drawings, specifications, designs, improvements, technical and computer data, documentation and software, financial business and marketing plans and materials, customer and supplier lists and related information and all the goodwill associated therewith;, and all other proprietary rights.

                           (i)     "Taxes" means all federal, state, local,
foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

                           (j)     "Tax Returns" means all returns,
declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         "Seller"

                                         SOCIAL WORK SERVICES, INC.

                                         By:____________________________________
                                            Kyle Menichetti Krogh, President and
                                            Secretary

                                         "Buyer"

                                         ASSOCIATED STAFFING RESOURCES, INC.

                                         By:____________________________________
                                            Edward A. Johnson, Chief
                                            Executive Officer

                                         "Shareholder"

                                         _______________________________________
                                         KYLE MENICHETTI KROGH

                                   Exhibit 1.2

                                 Excluded Assets

a.  Cash in bank accounts
b.  Accounts and other receivables
c.  Employee Loan
d.  Subaru Outback 2002
e.  Pictures on walls and personal photos
f.  Metal and glass bookcase in large office
g.  Three white mesh storage cabinets in large office
h.  Desk chair in large office
i.  Two black large lateral file cabinets in copy room

                                   Exhibit 1.4

                       Purchase Price Calculation Schedule

              Attached on the Closing Date, as of October 31, 2002

                              Target Revenue Amount

              Provided on the Closing Date, as of October 31, 2002























                                                           Seller Initials_____

                                                           Buyer Initials _____

                                   Exhibit 1.5

                            Joint Inactive Customers

AltaMed Health Services
Daniel Freeman Marina
Daniel Freeman Memorial
Good Samaritan Hospital
Healthy Solutions ADHC
Loma Linda University Medical Center
Long Beach Memorial Medical Center
Memorial Psychiatric Health Services - Pacific Hospital of Long Beach
SCAN - MSSP
Sherman Oaks Hospital
St. Francis Medical Center
White Memorial Medical Center

                             Joint Active Customers

                                      None

                                   Exhibit 1.6

                          Allocation of Purchase Price

              Provided on the Closing Date, as of October 31, 2002

                                Exhibit 2.10 (b)

                                Assumed Contracts

       Schedule of Facility Contracts, attached on the Closing Date, as of
                                October 31, 2002

                                  Exhibit 2.12

                              Financial Statements

              Attached on the Closing Date, as of October 31, 2002

                                  Exhibit 5.12

                              Non-Compete Agreement

                  Attached and to be signed on the Closing Date

                                  Exhibit 5.13

                              Employment Agreement

                  Attached and to be signed on the Closing Date